Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2013 Stock Plan, 2020 Equity Incentive Plan, and the 2020 Employee Stock Purchase Plan of BigCommerce Holdings, Inc. of our report dated March 17, 2020 (except for the effects of the reverse stock split described in Note 2, as to which the date is July 28, 2020), with respect to the consolidated financial statements of BigCommerce Holdings, Inc. included in the Registration Statement (Form S-1 No. 333-239838) and related Prospectus of BigCommerce Holdings, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

August 7, 2020